                   PROSPECTUS SUPPLEMENT DATED OCTOBER 2, 1998
                        (TO PROSPECTUS DATED MAY 6, 1998)


                                               Filed Pursuant to
                                              Rule 424(b)(3) and (c)
                                           Commission File No. 333-51487




                                  12,194 Shares

                                  Common Stock

         This Prospectus Supplement supplements the Prospectus dated May 6, 1998 (the "Prospectus") of Cisco Systems, Inc. ("Cisco" or the "Company") relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders") of up to 12,194 shares of Cisco's Common Stock, par value $0.001 per share (the "Common Stock"), who received such shares in connection with the acquisition by statutory merger of NetSpeed, Inc. ("NetSpeed"), by and through a merger of NetSpeed with and into the Company. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING SHAREHOLDERS

         Recently James M. Mansour transferred 10,765 shares of Common Stock to Rover Investments Partnership LTD., which entity was not specifically named in the Prospectus. The following table provides certain information with respect to the number of shares of Common Stock beneficially owned by a shareholder of the Company who was not specifically identified in the Prospectus as a Selling Shareholder, the percentage of outstanding shares of Common Stock of the Company this represents and the number of shares of Common Stock to be registered for sale hereby. The table of Selling Shareholders in the Prospectus is hereby amended to include Rover Investments Partnership LTD. as a Selling Shareholder and to amend the information provided in the Prospectus with respect to James M. Mansour to reflect the transfer of 10,765 shares.

                                                           Number of                                   Number of
                                                             Shares            Percent of                Shares
                                                          Beneficially        Outstanding             Registered for
                                                            Owned(1)             Shares               Sale Hereby(1)
Name of Selling Shareholder                                 --------             -------              --------------
---------------------------
James M. Mansour                                              1,429                  *                    1,429

Rover Investments Partnership LTD                            10,765                  *                   10,765


---------------------------

* Represents beneficial ownership of less than 1%.

(1) The registration statement to which the Prospectus and this Prospectus Supplement relate shall also cover any additional shares of Common Stock which become issuable in connection with the Shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of Common Stock.